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                                                                    EXHIBIT 1.11






                                  May 6, 1997



Queen Sand Resources, Inc.
3500 Oak Lawn, Suite 380, L.B. #31
Dallas, Texas  75219-4398

Attention:  Edward J. Munden

Gentlemen:

This letter agreement (the "Agreement") sets forth the terms and conditions pursuant to which Queen Sand Resources, Inc., a Delaware corporation (the "Company"), will retain ECT Securities Corp., a Delaware corporation ("ECT"), to act as the Company's advisor.

         The Company and ECT agree as follows:

         1.      Retention of Advisor; Scope of Services.

         a. Subject to the terms and conditions set forth herein, the Company hereby retains ECT to act as an advisor to the Company during the Agreement Period (as defined in paragraph 3 below).

         b. As advisor to the Company, ECT will, from time to time, as requested by the Company, provide consultation, assistance and advice to the Company with respect to its operations and properties.

         c. The parties hereto acknowledge that (i) ECT is not regularly engaged in the business of providing advisory services and personnel and that the services to be performed by ECT hereunder are provided as an incident to ECT's relationship with Enron Capital Management
         Limited Partnership, the General Partner of Joint Energy Development Investments Limited Partnership ("JEDI") and JEDI's activities as an owner of equity securities of the Company, (ii) the fees to be paid to ECT hereunder were established at an amount which is believed to be approximately equal to the amount of indirect costs and expenses ECT will incur in providing such services, (iii) ECT is not an "investment adviser," within the meaning of the Investment Advisers Act of 1940, as amended, or applicable state laws, or a ''broker" or "dealer" under the Securities Exchange Act of 1934, as amended, or subject to regulation
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         under the Commodity Futures Trading Act or comparable state laws, (iv)
         the nature of the services to be provided by ECT under this Agreement do not include those of an "investment advisor" (i.e. providing advice as to the value of securities or the advisability of investing in, purchasing or selling securities), or those of a "broker" or "dealer" (i.e. effecting transactions in securities for the account of the Company or others), and (v) it is specifically intended by the parties hereto that ECT's activities hereunder not subject ECT to any regulation or registration under federal or state laws.

         d. The parties hereto acknowledge and agree that upon reasonable request by the Company, ECT will, subject to the availability of such personnel, make available such of its employees, as ECT may determine may reasonably be necessary for ECT's performance of its services hereunder. The parties further acknowledge that unless and until ECT provides notice to the contrary, all decisions with respect to staffing, scheduling and allocating ECT's resources for purposes of this Agreement will be coordinated on behalf of ECT by and any request by the Company for the performance of services hereunder shall be directed to W. Craig Childers.

         2.      Agreement Period and Termination.

         a. Unless earlier terminated under subparagraph (b), ECT shall act as the Company's advisor under this Agreement, effective as of the date hereof (the "Effective Date") and continuing until the earlier of
         (a) the fifth anniversary of the date hereof and (b) such time as JEDI or its affiliates own less than 10% of the capital stock of the Company entitled to vote generally in the election of directors. This Agreement may be terminated effective as of the end of any calendar quarter of the Company if ECT provides written notice of its election to terminate the Agreement to the Company not less than 30 days before the date on which such termination is to be effective.

         b. Upon termination of this Agreement, neither party will have any further obligation under this Agreement, except for (i) the Company's obligation to pay to ECT the fees then due pursuant to Paragraph 3, which shall continue after such termination until such amounts are paid in full, and (ii) the Company's or ECT's obligation to provide the indemnities contained in Paragraph 4.

         3. Advisement Fee. The Company shall pay to ECT a fee of $100,000 concurrently with the execution of this Agreement. In addition, ECT shall be entitled to receive quarterly fees for its services provided during the period from the Effective Date of this Agreement until the date of its termination pursuant to Section 2 (the "Agreement








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Period"), payable as follows:  $25,000 on each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement in arrears, beginning on September 30, 1997.

         4. Indemnification. In consideration of the services performed and to be performed by ECT for the Company, and for other good and valuable consideration, the Company and ECT hereby agree as follows:

         a. The Company shall indemnify and hold harmless ECT, its affiliates and affiliated entities, each of its partners, officers, employees, and agents and each person, if any, who "controls" ECT (within the meaning of the federal securities laws) (collectively the "Indemnified Parties" and individually, an "Indemnified Party") from and against any and all actions or claims and any and all losses, claims, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise or the costs of investigating, preparing or defending any action or claim, whether or not in connection with any action or litigation in which any Indemnified Party is a party), joint or several, to which any Indemnified Party may become subject, including but not limited to any liability under the Securities Act of 1933 or any other federal or state securities law or otherwise as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of any matter related to this Agreement, including, without limitation, any act or omission by ECT in connection with its role as advisor and its acceptance of or the performance or non-performance of its obligations under this Agreement.

         b. The indemnity provided for in subparagraph (a) above shall cover any loss, claim, damage, liability, cost or expense incurred by an Indemnified Person REGARDLESS OF THE ORDINARY NEGLIGENCE OF SUCH INDEMNIFIED PERSON, but shall not cover any loss, claim, damage, liability, cost or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from an Indemnified Party's gross negligence or willful misconduct.

         c. The indemnity provided for in subparagraph (a) shall be in addition to any liability that the Company may otherwise have to the Indemnified Parties and shall be subject to the following:

                 (i) Promptly after receipt by an Indemnified Party under subparagraph (a) above of notice of the commencement of any action, proceeding,





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                 investigation or other event with respect to which any
                 Indemnified Party demands indemnification hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against the Company, notify the Company in writing of the commencement thereof, provided that the failure to so notify the Company shall not relieve it from any liability that it may have to any Indemnified Party, except to the extent the Company is prejudiced by such failure.

                 (ii) Notwithstanding anything expressed or implied herein to the contrary, the indemnity provided for herein shall cover the amount of any settlements entered into in connection with any claim for which an Indemnified Party may be indemnified hereunder, if and only if such settlement is consented to by the Company, which consent will not be unreasonably withheld.

                 (iii) No settlement binding on an Indemnified Party may be made without the consent of such Indemnified Party (which consent shall not be unreasonably withheld).

                 (iv) If the claim for indemnification arises out of a claim for damages by a person other than an Indemnified Party, the Company, after giving notice to the Indemnified Party, may undertake to defend or settle such claim for damages and may employ counsel for such purpose. The Indemnified Party, at its own expense, shall have the right to employ separate counsel with respect to such claim and to participate in, but not control, such settlement or defense; provided that, if the Company is also a defendant in respect of any such claim and a potential conflict exists between the interests of the Company and those of an Indemnified Party or if the Company does not elect to undertake the settlement or defense of such claim, the Indemnified Parties shall, at the expense of the Company, have the right to employ not more than one counsel to represent the Indemnified Parties with respect to such claim and the Indemnified Parties may control any settlement or defense applicable to the claims brought against such Indemnified Parties.

                 (v) Expenses and other costs incurred by an Indemnified Party in connection with any suit, action or other proceeding relating to this Agreement shall be advanced by the Company to such Indemnified Party prior to any final determination of whether an Indemnified Party is entitled to be indemnified for such costs and expenses hereunder, if the Indemnified Party provides to the Company an undertaking to return any amounts so





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                 received to the extent that it is ultimately determined that he was not entitled to be indemnified for such costs and expenses hereunder.

                 (vii) The Company agrees that the Indemnified Parties shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with any matter related to this Agreement, except for liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from ECT or such other Indemnified Party's gross negligence or willful misconduct.

         d. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) in a proceeding in which a claim for indemnification has been made by an Indemnified Party, that the Company has sustained any loss, claim, damage, liability, cost or expense resulting directly and exclusively from ECT's gross negligence or willful misconduct in connection with the performance or non-performance by ECT of its obligations under this Agreement, then ECT shall indemnify and hold harmless the Company for the amount of any such loss, claim, damage, liability, costs or expense so determined to have been sustained by the Company. Notwithstanding any provision of this Agreement to the contrary, in no event will the liability of ECT exceed the amount of fees paid to ECT by the Company pursuant to the terms hereof.

         4. GOVERNING LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE FULLY PERFORMED THEREIN.

         5. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and permitted assigns, and to the indemnified parties hereunder and their successors and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be assigned by any party to an unaffiliated party without the express written consent of the other party hereto.

         6. Notices. All communications under this Agreement shall be in writing and shall be delivered personally or sent by personal delivery, overnight courier service or telecopy (confirmed by overnight courier service) as follows:





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Queen Sand Resources, Inc.
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         If to ECT:

                 ECT Securities Corp.
                 1400 Smith Street
                 Houston, Texas 77002
                 Telecopy Number: (713) 646-3750
                 Attention:  W. Craig Childers

         If to the Company:

                 Queen Sand Resources, Inc.
                 3500 Oak Lawn
                 Suite 380, L.B. #31
                 Dallas, Texas  75219-4398
                 Attention:  Robert P. Lindsay
                 Telecopier: (214) 521-9960

         and

                 Queen Sand Resources, Inc.
                 60 Queen Street
                 Suite 1400
                 Ottawa, Canada
                 K1P 5Y7
                 Attention:  Edward J. Munden
                 Telecopier: (613) 230-6055

         with a copy to:

                 Haynes and Boone, L.L.P.
                 901 Main Street
                 Suite 3100
                 Dallas, Texas  75202
                 Attention:  William L. Boeing
                 Telecopier: (214) 651-5940

         Either party may change its address or telecopy number set forth above by giving the other party notice of such change in accordance with the provisions of this Paragraph 6. A notice shall be deemed given, if by personal delivery, on the date of such delivery to such





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address, if by overnight courier service, when delivered, or if by telecopy, on the date of receipt of the transmission of such notice at such telecopy number.

         7. Nature of Relationship. The parties hereto intend that ECT's relationship to the Company and the relationship of each employee or agent of ECT to the Company shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between ECT and the Company or their respective successors or assigns. Neither ECT nor any partner, employee or agent of ECT shall ever be considered to be an employee of the Company.

         8. Captions. The Paragraph titles herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

         9. Amendments. No alteration, amendment, change or addition hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

         10. Partial Invalidity. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         11. Survival. All representations, warranties and agreements contained herein, or contained in certificates submitted pursuant to this Agreement, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, and shall survive the execution and delivery hereof.

         12. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall be considered one and the same agreement.





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         If this Agreement accurately reflects our understanding, please sign and return a counterpart to the undersigned.

                                   Very truly yours,

                                   ECT SECURITIES CORP.


                                   By:     /s/ Steven M. Emshoff
                                      --------------------------------------
                                   Name:   Steven M. Emshoff
                                        ------------------------------------
                                   Title:
                                         -----------------------------------



ACCEPTED AND AGREED TO this 6th day of May, 1997:

QUEEN SAND RESOURCES, INC.



By:      /s/ Edward J. Munden
    -------------------------------------------
         Edward J. Munden
         President and Chief Executive Officer

and


By:      /s/ Robert P. Lindsay
    -------------------------------------------
         Robert P. Lindsay
         Chief Operating Officer